Gran Tierra Energy Inc. Announces Second Quarter 2019 Results Highlighted by $39 Million of Net Income and Success in New Zone at Acordionero

CALGARY, ALBERTA, August 7, 2019, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company's financial and operating results for the quarter ended June 30, 2019 ("the Quarter"). All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Production amounts are on an average working interest before royalties ("WI") basis unless otherwise indicated. Per barrel ("bbl") of oil equivalent ("BOE") amounts are based on WI sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed August 7, 2019.

Financial Highlights

•
Net income was $39 million ($0.10 per share, basic) compared with a net income of $2 million or $0.01 per share basic in the quarter ended March 31, 2019 ("the Prior Quarter"); net income for the first six months of 2019 was $41 million

•	EBITDA(1) increased by 24% to $115 million, up from $93 million in the Prior Quarter; for the first six months of 2019, the Company has generated EBITDA of $208 million

•
Funds flow from operations(1) increased by 17% to $88 million ($0.23 per share, basic) compared with $75 million ($0.19 per share, basic) in the Prior Quarter; funds flow from operations for the first six month of 2019 was $164 million

•	Returned $24 million to stockholders between January 1 and June 30, 2019, through buybacks of 10.4 million shares of common stock (2.7% of outstanding shares of common stock as of January 1, 2019)

•
At June 30, 2019, net debt(1) to EBITDA was 1.4 times on a trailing 12 month basis (on a trailing 12 month basis, net income was $105 million and EBITDA was $394 million) and 1.2 times on the basis of the Quarter's annualized results

•	Achieved return on average capital employed(1) of 15.5% during the Quarter

•	Oil and gas sales increased by $5 million to $158 million, up from $153 million in the Prior Quarter

•	Operating netback(1) per BOE increased by 10%, compared with the Prior Quarter, to $33.02 per BOE

•	Subsequent to the end of the Quarter, Gran Tierra successfully repurchased and canceled $114,997,000 out of its $115,000,000 convertible notes outstanding, limiting future potential dilution

Operational Highlights & Updated Guidance

•
Acordionero-48 Well Results: this well encountered 77 feet of oil pay within the new Lisama E Sand, in an over-pressured reservoir; on production test using a jet pump, this well has produced as follows:

◦
During 115 producing hours (August 1-7, 2019), the well averaged 509 bbls of oil per day ("bopd") of 24 degree API oil, a watercut of 5.2% and a gas-oil ratio ("GOR") of 153 standard cubic feet per stock tank bbl ("scf/stb")

◦	In the last 24 hours (August 6-7, 2019), the well averaged 751 bopd of 24 degree API oil, a watercut of 0.4% and a GOR of 115 scf/stb

◦
The Lisama E is located just below the main Lisama A and C reservoirs, and although penetrated with other wells in the Acordionero field, this well was the first opportunity for the Company to test this new reservoir horizon

•
Successful Expansion of Acordionero Facilities: the commissioning of the expansion of Acordionero's central processing and water injection facilities, as well as the installation of gas-to-power turbines ("Acordionero Facilities Projects"), are complete, allowing for a total oil production capacity of approximately 30,000 bopd

•
Acordionero Water Injection: has increased to approximately 28,500 bbls of water injected per day ("bwipd") during the May to July 2019 timeframe; the water source, handling, and injection system has been successfully tested at 40,000 bwipd and is expected to increase to that level on a sustained basis during August 2019; with the planned increase in water injection, Gran Tierra forecasts a positive impact on reservoir pressure, supporting increased oil production rates from current and future oil producers and ultimate oil recovery efficiency from all of the reservoirs

•
The Quarter's Average Production: was 35,340 BOE per day ("BOEPD"), which was impacted by the temporary issues previously discussed in the Company's operations update press releases on June 18, 2019 and July 10, 2019

•	Updated 2019 Guidance: the Company has revised its expected 2019 production, total capital and cash flow guidance to ranges of 36,500-37,500 BOEPD, $330-340 million and $335-355 million, respectively

•
The Mono Araña-3 Well: was drilled as an extension/appraisal of the field and encountered 125 feet of oil pay in the Lisama A Sand and 27 feet of oil pay in the Lisama C Sand; the well has been completed and is expected to be placed on production test imminently

•
Southern Putumayo Production: Gran Tierra has continued to produce approximately 4,500 BOEPD uninterrupted since the end of the Quarter from the Suroriente and PUT-7 Blocks, where a temporary blockade impacted production during the Quarter

•
New Colombian Exploration Acreage: Gran Tierra has won two blocks in the recent Agencia Nacional de Hidrocarburos ("ANH") bid round in Colombia, the LLA-85 Block in the Llanos Basin and the VMM-24 Block in the Middle Magdalena Valley ("MMV") Basin

•
Ecuador Exploration Acreage: during the Quarter, Gran Tierra officially signed contracts for the Company's three exploration blocks in Ecuador, which are contiguous to Gran Tierra's Putumayo Basin assets in Colombia

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: "Despite temporary reductions in production during the Quarter, Gran Tierra demonstrated ongoing strong financial performance in terms of net income, EBITDA and funds flow from operations while maintaining a strong balance sheet. Subsequent to the end of the Quarter, we achieved an important milestone with the successful commissioning of the Acordionero Facilities Projects. These projects have been underway for two years and are key to the long-term value of the Acordionero asset by providing water supply and injection for enhanced oil recovery, expanded fluid processing and reliable power generation using produced natural gas. We have a similar waterflood expansion project for enhanced oil recovery underway in the Southern Putumayo, where our production is back onstream.

We are excited about recent results from the AC-48 well which opens up a new Lisama E light oil development using the same Acordionero infrastructure that we have just expanded. With this recent well result, along with the waterflood expansion and performance at the Acordionero and Cohembi fields, we expect positive proved and probable reserve additions at year end. The second half of 2019 has many potential catalysts, including the drilling of 13-15 development and exploration wells, with planned appraisal of the Lisama E Sand in Acordionero and drilling of Vonu Este-1 well targeting fractured A-Limestone and the U Sand.

With our facilities expansion now complete at Acordionero and the planned completion of our large 3D seismic program in the Putumayo during third quarter 2019, we forecast Gran Tierra will generate free cash flow(1) in fourth quarter 2019 and 2020. Looking to 2020, we plan to focus on our sustainable free cash flow profile which is forecasted to be used for net debt reduction and share buybacks. We expect strong production and cash flow growth into 2020 and beyond while maintaining an active exploration program of six to 10 wells per year.

While the temporary reduction in production was unfortunate, underlying asset value has not changed and the Company is in an excellent position with a strong free cash flow profile, visible production growth, strong balance sheet and a world class exploration portfolio comprised of 34 blocks across four proven and prolific basins in Colombia and Ecuador."

2019 Updated Guidance

Gran Tierra is revising its 2019 guidance as follows:

2019 Budget	Previous	Revised
Production (BOEPD)	41,000-43,000	36,500-37,500
Brent Oil Price ($/bbl)	65.00	65.00
Cash Flow(1) ($ million)	375-395	335-355
Total Capital ($ million), Excluding Acquisition	320-340	330-340
Development Capital ($ million)	215-225	230-235
Exploration Capital ($ million)	105-115	100-105
Number of Development Wells (gross)	26-30	28-32
Number of Exploration Wells (gross)	6-8	4-5
Gran Tierra also updates its expected ranges of 2019 expenses and operating netback(1) as follows:

2019 Budget	Previous	Revised
Brent Oil Price ($/bbl)	65.00	65.00
Expenses ($/boe)
Transportation & Quality Discount	11.00 - 13.00	10.00 - 11.00
Royalties	9.00 - 10.00	9.00 - 10.00
Oil and Gas Sales Price ($/boe)	42.00 - 45.00	44.00 - 46.00
Operating Costs	9.00 - 10.00	11.00 - 12.00*
Transportation (Pipeline)	1.50 - 2.00	1.50 - 2.00
Operating Netback(1,2) ($/boe)	30.00 - 34.50	30.00 - 34.50

* Operating costs are expected to increase relative to previous guidance due to a temporary reduction in production and higher power generation, field operations maintenance and equipment rental costs during the first half of 2019.

Financial Results - Further Detail

•	Gran Tierra has ICE Brent oil hedges in place covering 10,000 bopd of production for the remainder of 2019 with a floor price of $60 per bbl

•	Additional information on the Quarter's expenses:

◦	Transportation Expenses: decreased by 36% to $1.51 per BOE from $2.35 per BOE in the Prior Quarter

◦
Operating Expenses: increased to $10.44 per BOE compared with $10.09 per BOE in the Prior Quarter, primarily due to lower production during the Quarter; these expenses are expected to decrease with the successful commissioning of the Acordionero Facilities Projects

◦
Workover Expenses: increased by 117% to $3.95 per BOE compared with $1.82 per BOE in the Prior Quarter, primarily attributable to increased pump failures due to unreliable power and higher GOR at Acordionero; these expenses are expected to decline due to the start-up of Acordionero's gas-to-power project and the increase in Acordionero's water injection, which is forecasted to address the GOR issues

Operations Update

Suroriente (52% WI and Operator)

•
The Cohembi oil field in the Suroriente Block continues to respond positively to increased water injection and pump optimizations; gross water injection is currently averaging 18,700 bwipd (up from 14,500 bwipd when Gran Tierra assumed operatorship on March 1, 2019); the Company is planning to increase gross water injection to 40,000 bwipd by the end of 2019

•
As part of an expanded waterflood program, activities have commenced with the expansion of the Cohembi water treatment, injection and processing facilities; the expansion is expected to boost water injection capacity from a current 19,000 bwipd to 60,000 bwipd; targeted completion for the first phase of expansion is scheduled to be in fourth quarter 2019

Chaza Block - Costayaco (100% WI)

•	The new CYC-39 well was targeting suspected unswept T and Caballos Sands in the southern part of the Costayaco field:

◦	From July 19 to August 4, 2019, the well produced commingled from both zones at stabilized averages of 670 bopd of 30 degree API oil, a GOR of 129 scf/stb and a watercut of 23% on jet pump

◦	Pressure build up tests were run on both zones during their individual production tests; pressure transient analysis indicates that the Caballos Sand may have skin damage

◦
The well was shut in on August 5, 2019, in order to conduct a planned stimulation of the Caballos Sand, after which the Company intends to run an electric submersible pump to produce the two zones commingled

•	For the remainder of 2019, the Company intends to complete the drilling of the CYC-40 infill well and to stimulate three wells (CYC-25. 18, 12i) and convert CYC-35 to injection

Mono Araña (100% WI)

•	The appraisal program has commenced with the completion of Mono Araña-3; four additional development/appraisal wells are planned for the remainder of 2019

Ayombero-Chuira (100% WI)

•
The Company has awarded a contract to import a snubbing unit (equipment capable of working with high pressures) to retrieve parted coiled tubing in both the AY-2 and 3 wells in order to continue with completion operations

•
The AY-1 well continues to produce on natural flow; during the month of July 2019, the well averaged 214 bopd of 18 degree API oil, a watercut of 0.1%, a GOR of 145 scf/stb and 1,521 pounds per square inch of tubing head pressure

•
Gran Tierra remains very encouraged by the three Ayombero wells drilled to date which have confirmed similar lithologies, oil saturations and over-pressure in the Galembo Member of the La Luna Carbonate reservoir, suggesting reservoir and structural continuity

Exploration Update

Putumayo Basin

•
Vonu Este, PUT-1 (100% WI): On track to spud in fourth quarter 2019; the well's planned target is the A-Limestone. The Vonu-1 well has produced approximately 800,000 bbls of oil from the A-Limestone (from June 2017 to July 2019) and is still producing over 500 BOEPD; the Costayaco-19 well in the Chaza Block, has produced over 730,000 bbls of oil from the A-Limestone (from May 2016 to July 2019)

•
3D Seismic Program Update (341 Square Kilometers): seismic acquisition operations continue on the Alea 1848A, Nancy-Burdine-Maxine, PUT 4 and PUT 25 blocks; 30% of the seismic data has been recorded as of August 6, 2019, with the program expected to be fully recorded by September 30, 2019; this program is expected to be the largest seismic program ever conducted in the Putumayo Basin; interpretation is expected to begin during August 2019 and to continue as the data recording is completed

Llanos Basin

•
LLA-10 (50% WI): Gran Tierra expects to participate in a non-operated exploration well (50% WI) in the LLA-10 Block in the second half of 2019; Gran Tierra's partner will pay 100% of the cost of the well

•
LLA-85 (100% WI): the Company has been awarded this block following the recent ANH bid round; this block covers 136,400 acres within the Llanos Basin in Colombia, and is on trend with fields that produce medium to light crude oil from the Mirador, Une and Gacheta Formations; the block is currently 65% covered with 3D seismic and the Company has preliminarily identified four leads on the block

MMV Basin

•
VMM-24 Block (100% WI): the Company has also been awarded this block in the ANH bid round; the block covers 26,867 acres contiguous to Gran Tierra's core assets in the MMV Basin and is on-trend with the Colon, Juglar and Acordionero oil fields, which produce medium gravity crude oil from reservoirs such as the Umir, Lisama & La Paz sandstones intervals; this block is close to Gran Tierra's facilities and other existing infrastructure; the Company has preliminarily identified two leads on the block

Ecuador (100% WI)

•
Gran Tierra officially signed participation contracts for three blocks located in Ecuador during the Quarter; the three blocks are located in the Oriente Basin and are approximately 140,000 acres in total area, creating a contiguous acreage position extending from Gran Tierra's existing assets in the Putumayo Basin in Colombia

•
The Company is now one of the top landholders in the play trend which extends from the Putumayo Basin in Colombia through to the Oriente Basin in Ecuador; the Putumayo and Oriente Basins are the same geological basin, with different names due to the international border between Colombia and Ecuador

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended June 30,		Three Months Ended March, 31	Six Months Ended June 30,
	2019	2018	2019	2019	2018

Net Income	$38,540	$20,300	$1,979	$40,519	$38,161
Per Share - Basic	$0.10	$0.05	$0.01	$0.11	$0.10
Per Share - Diluted	$0.10	$0.05	$0.01	$0.10	$0.10

Oil and Gas Sales	$157,993	$163,446	$152,565	$310,558	$301,674
Operating Expenses	(33,733)	(26,732)	(34,783)	(68,516)	(48,508)
Workover Expenses	(12,757)	(8,327)	(6,289)	(19,046)	(12,816)
Transportation Expenses	(4,885)	(6,522)	(8,103)	(12,988)	(13,519)
Operating Netback(1)	$106,618	$121,865	$103,390	$210,008	$226,831

G&A Expenses Before Stock-Based Compensation	$9,268	$5,593	$7,869	$17,137	$13,575
G&A Stock-Based Compensation (Recovery)	(627)	6,609	1,727	1,100	9,787
G&A Expenses, Including Stock Based Compensation	$8,641	$12,202	$9,596	$18,237	$23,362

EBITDA(1)	$115,269	$102,278	$92,524	$207,793	$190,866

Funds Flow from Operations(1)	$88,269	$94,549	$75,450	$163,719	$169,297

Capital Expenditures	$99,595	$84,394	$94,489	$194,084	$157,088

Average Daily Volumes (BOEPD)
WI Production Before Royalties	35,340	35,400	38,163	36,744	35,239
Royalties	(6,147)	(7,202)	(6,499)	(6,322)	(7,045)
Production NAR	29,193	28,198	31,664	30,422	28,194
Decrease (Increase) in Inventory	84	(296)	169	127	(639)
Sales	29,277	27,902	31,833	30,549	27,555
Royalties, % of WI Production Before Royalties	17%	20%	17%	17%	20%

Per BOE
Brent	$68.32	$74.90	$63.90	$66.11	$71.04
Quality and Transportation Discount	(9.02)	(10.52)	(10.65)	(9.95)	(10.55)
Royalties	(10.38)	(13.17)	(8.99)	(9.65)	(12.21)
Average Realized Price	48.92	51.21	44.26	46.51	48.28
Transportation Expenses	(1.51)	(2.04)	(2.35)	(1.95)	(2.16)
Average Realized Price Net of Transportation Expenses	47.41	49.17	41.91	44.56	46.12
Operating Expenses	(10.44)	(8.28)	(10.09)	(10.26)	(7.69)
Workover Expenses	(3.95)	(2.61)	(1.82)	(2.85)	(2.05)
Operating Netback(1)	33.02	38.28	30.00	31.45	36.38
G&A Expenses	(2.87)	(1.75)	(2.28)	(2.57)	(2.17)
Severance Expenses	(0.08)	(0.32)	(0.19)	(0.14)	(0.16)
Realized Foreign Exchange (Loss) Gain	0.31	(0.11)	(0.25)	0.02	(0.07)
Realized Financial Instruments Loss	(0.35)	(3.03)	(0.06)	(0.20)	(2.48)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(2.98)	(2.05)	(2.06)	(2.50)	(1.82)
Interest Income	0.12	0.19	0.04	0.08	0.22
Current Income Tax Expense	0.15	(1.51)	(3.30)	(1.63)	(2.74)
Cash Netback(1)	$27.32	$29.70	$21.90	$24.51	$27.16

Share Information (000s)
Common Stock Outstanding, End of Period	376,636	390,018	384,493	376,636	390,018
Exchangeable Shares Outstanding, End of Period	—	1,135	—	—	1,135
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	379,942	391,054	386,930	383,492	391,173
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	415,757	427,455	386,946	419,307	427,242
(1) Net debt is defined as face value of debt, less cash and cash equivalents. Net debt, funds flow from operations, operating netback, return on average capital employed, cash flow, free cash flow, cash netback and earnings before interest, taxes and depletion, depreciation and accretion ("DD&A") (" EBITDA") are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America ("GAAP"). Cash flow refers to the GAAP line item “net cash provided by operating activities”. Refer to "Non-GAAP Measures" in this press release.
(2) Operating netback in the context of updated 2019 guidance is a non-GAAP measure and does not have a standardized meaning under GAAP. Refer to "Non-GAAP Measures" in this press release for a description. The GAAP measure is oil and gas sales price. Estimated oil and gas sales price is calculated by subtracting 2019 forecasts of transportation and quality discount and royalties from the 2019 budget Brent oil price forecast as outlined in the relevant table above. Estimated

2019 operating netback is calculated by subtracting 2019 forecasts of transportation and quality discount, royalties, operating costs and pipeline transportation from the 2019 budget Brent oil price forecast as outlined in the relevant table above.

Conference Call Information:

Gran Tierra will host its second quarter results conference call on Thursday, August 8, 2019, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-348-3792 or 1-614-999-9309 (North America), 0800-028-8438 or 020-3107-0289 (United Kingdom) or 01-800-518-5094 (Colombia). The call will also be available via webcast at www.grantierra.com.

Corporate Presentation:

Gran Tierra's Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
President & Chief Executive Officer

Ryan Ellson
Executive Vice President & Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is focused on its existing portfolio of assets in Colombia and Ecuador and will pursue new growth opportunities throughout Colombia and Latin America, leveraging our financial strength. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at www.morningstar.co.uk/uk/nsm.

Forward-Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward-looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"), which can be identified by such terms as “expect,” “plan,” “guidance,” "forecast", “project,” “will,” “believe,” and other terms that are forward-looking in nature. Such forward-looking statements include, but are not limited to, the Company's expectations, budget, capital program, capital expenditures and guidance, including for certain future production, net cash provided by operating activities (described in this press release as cash flow), net debt, total capital, free cash flow in fourth quarter 2019 (assuming a $65 per bbl Brent oil price) and 2020 (assuming a $60 per bbl Brent oil price), operating netback and operating and workover expense estimates, the Company’s strategies and the Company’s operations including planned operations, oil prices and oil production and anticipated benefits from the Acordionero Projects.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, equipment performance and costs, actions by third parties, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; our ability to raise capital; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2018 filed February 27, 2019 and its Quarterly Reports on Form 10-Q. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements included in this press release are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of 2019 future production, net cash provided by operating activities (described in this press release as cash flow), net debt, total capital, free cash flow in fourth quarter 2019 (assuming a $65 Brent oil price) and 2020 (assuming a $60 Brent oil price), operating netback and operating and workover expenses set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is defined as oil and gas sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.

Return on average capital employed as presented is defined as earnings before interest and taxes ("EBIT"; annualized, if the period is other than one year) divided by average capital employed (total assets minus cash and current liabilities; average of the opening and closing balances for the period).

	Three Months Ended June 30,	As at June 30,	As at March 31,
Return on Average Capital Employed - (Non-GAAP) Measure ($000s)	2019	2019	2019
Net income	$38,540
Adjustments to reconcile net income to EBIT:
Interest expense	10,564
Income tax expense	14,468
Earnings before interest and income tax	$63,572

Total Assets		$2,031,828	$1,824,748
Less Current Liabilities		189,186	197,201
Less Cash		147,712	32,740
Capital Employed		$1,694,930	$1,594,807
Average Capital Employed		$1,644,869

Annualized EBIT (multiplied by four)	$254,288
Divided by Average Capital Employed	1,644,869
Return on Average Capital Employed	15.5%

Cash netback as presented is defined as net income before DD&A expenses, deferred income tax expense, amortization of debt issuance costs, unrealized foreign exchange gains and losses, loss on sale, non-cash operating and general and administrative ("G&A") expenses and unrealized financial instruments gains and losses. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. A reconciliation from net income to cash netback is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March, 31
Cash Netback - (Non-GAAP) Measure ($000s)	2019	2018	2019	2018	2019
Net income	$38,540	$20,300	$40,519	$38,161	$1,979
Adjustments to reconcile net income to cash netback
DD&A expenses	51,697	46,607	114,618	86,068	62,921
Deferred income tax expense	14,957	23,169	23,280	36,651	8,323
Amortization of debt issuance costs	947	843	1,785	1,513	838
Unrealized foreign exchange (gain) loss	2,174	1,875	(1,109)	831	(3,283)

Non-cash operating expenses	—	284	—	415	—
Non-cash G&A expense (recovery)	(627)	6,609	1,100	9,787	1,727
Unrealized financial instruments (gain) loss	(19,465)	(4,898)	(16,520)	(3,769)	2,945
Cash netback	$88,223	$94,789	$163,673	$169,657	$75,450

EBITDA, as presented, is defined as net income adjusted for DD&A expenses, interest expense and income tax expense or recovery. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income to EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March, 31
EBITDA - (Non-GAAP) Measure ($000s)	2019	2018	2019	2018	2019
Net income	$38,540	$20,300	$40,519	$38,161	$1,979
Adjustments to reconcile net income to EBITDA
DD&A expenses	51,697	46,607	114,618	86,068	62,921
Interest expense	10,564	7,375	18,502	12,870	7,938
Income tax expense	14,468	27,996	34,154	53,767	19,686
EBITDA	$115,269	$102,278	$207,793	$190,866	$92,524

Funds flow from operations, as presented, is net income adjusted for DD&A expenses, deferred tax expense, stock-based compensation expense, amortization of debt issuance costs, cash settlement of RSUs, non-cash lease expense, lease payments, unrealized foreign exchange gains and losses, financial instruments gains or losses, cash settlement of financial instruments and loss on sale. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income to funds flow from operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March, 31
Funds Flow From Operations - (Non-GAAP) Measure ($000s)	2019	2018	2019	2018	2019
Net income	$38,540	$20,300	$40,519	$38,161	$1,979
Adjustments to reconcile net income to funds flow from operations
DD&A expenses	51,697	46,607	114,618	86,068	62,921
Deferred tax expense	14,957	23,169	23,280	36,651	8,323
Stock-based compensation expense (recovery)	(627)	6,893	1,100	10,202	1,727
Amortization of debt issuance costs	947	843	1,785	1,513	838
Cash settlement of RSUs	—	(240)	—	(360)	—
Non-cash lease expense	894	—	894	—	—
Lease payments	(848)	—	(848)	—	—
Unrealized foreign exchange (gain) loss	2,174	1,875	(1,109)	831	(3,283)
Financial instruments loss	(18,340)	4,768	(15,175)	11,714	3,165
Cash settlement of financial instruments	(1,125)	(9,666)	(1,345)	(15,483)	(220)
Funds flow from operations	$88,269	$94,549	$163,719	$169,297	$75,450

Free cash flow, when presented in the context of updated 2019 guidance, is defined as GAAP “net cash provided by operating activities” less projected 2019 capital spending. Free cash flow, when presented in the context of targeted 2020 free cash flow, is defined as GAAP “net cash provided by operating activities” less projected 2020 capital spending. Management believes that free cash flow is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company's business. Gran Tierra is unable to provide a quantitative reconciliation of forward-looking free cash flow to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure.

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed.